Exhibit 99.1

Immune Receives Nasdaq Letter

NEW YORK, April 24, 2017 /PRNewswire/ -- Immune Pharmaceuticals Inc. (NASDAQ: IMNP) ("Immune") announced that on April 18, 2017 the Company has received written notice from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) notifying that the Company does not comply with Nasdaq’s filing requirements for continued inclusion set forth in Listing Rule 5250(c)(1) (the “Rule”) because it had not yet filed its Form 10-K for the year ended December 31, 2016. The Company is working to complete the 2016 Form 10-K and will file it as soon as practicable.

Normally, the Company would have 60 calendar days to submit a plan to regain compliance, which the Nasdaq could use as the basis for an extension of no more than 180 days to regain compliance. However, because the Company is currently before the Nasdaq Hearing’s Panel (“Panel”) in relation to the Nasdaq Minimum Bid Price Requirement, the Nasdaq will not agree to review a plan of compliance. The Panel will consider this matter in their decision regarding the Company’s continued listing on the Nasdaq.

The Company must present its views with respect to this additional deficiency and may also request a stay of the suspension pending the Panel’s review. The request should be submitted in writing no later than May 10, 2017, after which the Panel will review the request for an extended stay and notify the Company of its conclusion as soon as is practicable but in any event no later than 22 calendar days from the date of this letter. The Company intends to submit a formal response to the Nasdaq’s letter on or before May 10, 2017.

About Immune Pharmaceuticals Inc.

Immune Pharmaceuticals Inc. (NASDAQ: IMNP) applies a personalized approach to treating and developing novel, highly targeted antibody therapeutics to improve the lives of patients with inflammatory diseases and cancer. Immune's lead product candidate, bertilimumab, is in Phase II clinical development for moderate-to-severe ulcerative colitis as well as for bullous pemphigoid, an orphan autoimmune dermatological condition. Other indications being considered for development include atopic dermatitis, Crohn's disease, severe asthma and Non-Alcoholic Steato-Hepatitis (NASH), an inflammatory liver disease. Immune recently expanded its portfolio in immuno-dermatology with topical nano-formulated cyclosporine-A for the treatment of psoriasis and atopic dermatitis. Immune's oncology subsidiary, Cytovia, plans to develop Ceplene for maintenance remission in AML in combination with IL-2. Additional oncology pipeline products include Azixa® and crolibulin, Phase II clinical stage vascular disrupting agents, and novel technology platforms; bispecific antibodies and NanomAbs™. Maxim Pharmaceuticals Inc., Immune's pain and neurology subsidiary, houses AmiKet™ and AmiKet™ Nano™, pipeline products for the treatment of neuropathic pain. For more information, visit Immune's website at www.immunepharma.com, the content of which is not a part of this press release.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal" or the negative of those words or other comparable words to be uncertain and forward-looking. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. Forward-looking statements also include, among others, statements regarding the Company’s ability to regain compliance with the rules of The Nasdaq Stock Market LLC. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. There can be no assurance that the Company will be able to regain compliance with Nasdaq rules and maintain its listing on the exchange. Factors that may cause actual results or developments to differ materially include, but are not limited to: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern; the risks associated with our ability to continue to meet our obligations under our existing debt agreements; the risk that clinical trials for bertilimumab, Ceplene, Azixa, AmiKet, AmiKet Nano, LidoPain or NanoCyclo will not be successful; the risk that bertilimumab, AmiKet or compounds arising from our NanomAbs program will not receive regulatory approval or achieve significant commercial success; the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet on attractive terms, on a timely basis or at all; the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials; the risk that we will not obtain approval to market any of our product candidates; the risks associated with dependence upon key personnel; the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property; risks associated with the contemplated transaction with NPT. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings, which are available at www.sec.gov or at www.immunepharma.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors. We expressly disclaim any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE Immune Pharmaceuticals Inc.

For further information: Anna Baran-Djokovic, Anna.baran@immunepharma.com.